Exhibit 99.1

Contact:
Steve Sievert
News Release	713.578.4211
February 28, 2006	ssievert@tanox.com

Tanox Reports Fourth Quarter and Full Year 2005 Results

Year-over-year revenues increase 118 percent
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Xolair® sales produce annual royalty revenue of $29.4 million
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TNX-355 demonstrates strong antiviral activity as novel HIV therapy
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Company strengthens pipeline with six proprietary compounds in development
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Conference call scheduled today at 10 a.m., EST

HOUSTON – Tanox, Inc. (NASDAQ: TNOX) today reported financial results for the fourth quarter and full year 2005.

          “Tanox experienced a year of considerable success in 2005,” said Tanox president and chief executive officer Danong Chen, Ph.D.  “We continued with our vision to evolve from a research and development organization into a product-focused company, with the long-term goal of commercializing our proprietary antibodies and achieving profitability for our shareholders.  We made significant progress toward that objective last year, with achievements in all areas of our business.”

Fourth Quarter 2005 Financial Overview

          Revenues for the fourth quarter of 2005 were $23.0 million compared to $5.6 million for the fourth quarter of 2004.  Net royalty revenue from sales of Xolair® (omalizumab) was $8.5 million for the fourth quarter of 2005, compared to $5.5 million for the fourth quarter of 2004.

          In addition to Xolair royalty revenue, Tanox recorded net profit-sharing revenue of $1.1 million in the fourth quarter, which included $562,000 previously reported as deferred revenue in the third quarter of 2005.  The profit-sharing revenue represented Tanox’s share of Novartis Pharma AG’s U.S. net profits from 2005 sales of Xolair through the third quarter.  The company also recorded manufacturing-rights revenue of $474,000 in the fourth quarter from Genentech, Inc. and Novartis based on the quantity of Xolair produced in the third quarter of 2005.  Both profit-sharing and manufacturing-rights payments are calculated and recorded one quarter in arrears.  Tanox also recorded $12.8 million in net milestone revenue in the fourth quarter, based on Xolair achieving annual sales of more than $300 million for the first time in 2005.

          The company reported net income of $9.8 million, or $0.23 per share, for the fourth quarter of 2005, compared to a net loss of $3.8 million, or $0.09 per share, for the fourth quarter of 2004.

          Research and development expenses were $12.7 million for the fourth quarter of 2005, compared to $8.5 million for the fourth quarter of 2004.  The increase in research and development expenses in the fourth quarter of last year was due primarily to re-commissioning activities at the company’s San Diego manufacturing facility.

          General and administrative expenses were $1.9 million for the fourth quarter in both 2005 and 2004.

Additional key results for the fourth quarter of 2005

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Xolair was approved in Europe in October.  Novartis, one of the company’s collaborative partners for Xolair, received marketing authorization in all 25 European member states and launched Xolair in the United Kingdom and Germany in November.

•

The company reported positive results in a Phase 2 clinical trial of TNX-355.  Week 24 results of this novel viral entry inhibitor showed that, when given in combination with an optimized background regimen (OBR), TNX-355 produced a considerably greater reduction in viral load in HIV-infected patients than did placebo in combination with OBR.  The trial met its primary endpoint at 24 weeks.

•	Tanox filed an Investigational New Drug (IND) application for TNX-650 for the treatment of Hodgkin’s lymphoma that is refractory to chemotherapy and/or radiation.

2005 Financial Overview

          Revenues were $44.7 million for 2005, compared to $20.5 million for 2004.  The 118 percent increase in 2005 revenues is attributed to higher Xolair royalty revenue, profit-sharing revenue from Novartis based on U.S. sales of Xolair, manufacturing-rights revenue based on the quantity of Xolair produced, and the $12.8 million net milestone payment earned in the fourth quarter.  Net royalty revenue from sales of Xolair was $29.4 million in 2005, compared to $13.3 million in 2004.

          The company realized a net loss of $19.4 million, or $0.43 per share, for 2005, compared to a net loss of $10.3 million, or $0.23 per share, for 2004.  The increased net loss is attributed primarily to in-process research and development costs related to the company’s acquisition of an anti-tissue factor program in the first quarter and expenses associated with re-commissioning activities at the company’s manufacturing facility in San Diego.

          General and administrative expenses were $7.2 million for 2005, compared to $7.0 million for 2004.

          At the end of 2005, Tanox had $164.5 million in cash and investments, compared to $202.5 million (including restricted amounts of $5.0 million) at the end of 2004.

2005 and recent company highlights

          “The strong financial contribution of Xolair was just one of several transforming events for us in 2005,” said Chen.  “We are encouraged by the positive Phase 2 clinical trial results of TNX-355, and after reviewing the complete 48-week data from trial, we plan to move the drug candidate to late-stage clinical development later this year.  The progress we made in 2005 also positions us to have three products in the clinic in 2006 in four disease indications – an unprecedented level of clinical-trial activity for the company.”

          In addition to the increasing impact of Xolair sales on the company’s financial performance and the progress achieved with TNX-355, Tanox had several other achievements in 2005 as noted below.

•

The company expanded its pipeline with the acquisition of an anti-tissue factor antibody program.  The lead antibody in the program, TNX-832, was integrated into the company’s clinical operations and a Phase 1/2 clinical trial for the treatment of acute lung injury (ALI) and acute respiratory distress syndrome (ARDS) is ongoing.  The acquired antibodies also have the potential to treat other diseases that result from over-expression of tissue factor, including cancer.

•

As the result of a renewed emphasis on lead generation and optimization, Tanox expanded its pre-clinical pipeline, with the introduction of two therapeutic candidates (TNX-833 in cancer and TNX-234 in age-related macular degeneration) and the expansion of TNX-650 to a second indication (inflammatory disease).

•

After assuming ownership of manufacturing assets in San Diego in January, the company began re-commissioning activities and the transfer of TNX-355 manufacturing technology to the plant.  The facility is fully integrated into the company’s operations, with clinical-trial material due to be produced for a late-stage trial of TNX-355 in 2006.

Projected 2006 Milestones

          As Tanox continues development of its pipeline of drug candidates in immune-mediated diseases, infectious disease, inflammation and cancer, it anticipates the following 2006 major milestones:

•	End-of-Phase 2 meeting with Food and Drug Administration and late-stage clinical development program for TNX-355.

•	Initiation of a clinical trial of TNX-650 in Hodgkin’s lymphoma.

•	IND for TNX-650 in an inflammatory-disease indication and initiation of a clinical trial.

•	Completion of pre-clinical proof-of-concept studies with TNX-833 for a cancer indication.

Financial Outlook

          The company’s net cash usage in 2006 is estimated to be approximately $15 million.

Conference Call

          Tanox will host a conference call for investors today at 10 a.m., EST.  The conference call can be accessed at 1-800-591-6923 (domestic) or 1-671-614-4907 (international).  The pass code is 3345-5831.  Live audio of the call will be webcast on the Internet.  The webcast can be accessed from the Tanox Web site at www.tanox.com in Investor Relations section.  An audio replay of the webcast will be available beginning at noon, EST, Feb. 28 through 11 p.m., EST, March 30, 2006.  Access phone numbers for the replay are: 1-888-286-8010 (domestic) and 1-617-801-6888 (international); conference pass code 6549-0224.

About Tanox, Inc.

          Tanox is a biotechnology company specializing in the discovery and development of monoclonal antibodies.  The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer.  Tanox’s lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS.  TNX-355 has shown significant antiretroviral activity in Phase 2 clinical testing.  Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed allergic asthma.  Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and all major European countries.  Tanox is based in Houston and has a manufacturing facility in San Diego.  Additional corporate information is available at www.tanox.com.

This news release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. We typically identify forward-looking statements by using terms such as “may,” “should,” “could,” “expect,” “outlook,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or similar words, although we express some forward-looking statements differently.  You should be aware that actual events could differ materially from those suggested in the forward-looking statements due to a number of factors, including: the continued market acceptance of Xolair®; the results of our collaborators, Genentech and Novartis, in further commercialization of Xolair®; 48-week results of our TNX-355 Phase 2 clinical trial; regulatory authority concurrence with our TNX-355 Phase 3 program; our ability to successfully recruit participants for human clinical trials; our ability to produce our products in sufficient amounts and with the required quality for clinical trials; failure to achieve positive results in human clinical trials; and the strength of our patent portfolio.  Prospective investors should carefully consider the information contained in the company’s Form 10-K and other Securities and Exchange Commission (SEC) filings, including the sections titled Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations, when evaluating an investment in the shares of Tanox Common Stock. The Tanox logo is a U.S. registered trademark.

TANOX, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data)

Summary of Operations
(unaudited)

	Year Ended December 31,

Summary of Operations	2005	2004

Revenues, net	$44,687	$20,506

Operating costs and expenses:
Research and development	47,898	27,200
Acquired in-process research and development	13,680	—
General and administrative	7,152	7,033

Total operating costs and expenses	68,730	34,233

Loss from operations	(24,043)	(13,727)
Other income (net)	4,619	3,437

Net loss	$(19,424)	$(10,290)

Loss per share – basic and diluted	$(0.43)	$(0.23)

Summary Balance Sheet Information	December 31, 2005	December 31, 2004

Assets:
Cash, cash equivalents and investments*	$164,501	$202,511
Property and equipment (net)	31,214	25,506
Other assets	34,221	10,536

Total assets	$229,936	$238,553

Liabilities and Stockholders’ Equity:
Accounts payable and accrued liabilities	$16,495	$9,355
Note payable to bank	—	5,000
Stockholders’ equity	213,441	224,198

Total liabilities and stockholders’ equity	$229,936	$238,553

*Includes restricted cash and investments of $5,000 at December 31, 2004.